UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NETGEAR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2021 Annual Meeting of Stockholders

To Our Stockholders:

This year, we will hold the Meeting virtually. To attend, go to www.virtualshareholdermeeting.com/NTGR2021 and log in using the control number on your Notice of Internet Availability, proxy card or voting instruction form. We encourage you to join 15 minutes before the start time. There will not be a physical location for our Meeting, and you will not be able to attend the Meeting in person.

We have adopted a virtual meeting format for our Meeting this year to protect our stockholders and employees in light of the public health and safety considerations posed by the COVID-19 pandemic. In structuring our virtual Meeting, our goal is to enhance rather than constrain stockholder participation in the Meeting. We have designed the Meeting to provide stockholders with the same opportunities to participate as they would have at an in-person meeting. We aim to provide a consistent experience to all stockholders regardless of geographic location.

Agenda Item		Board Recommendation	For more information

1.	To elect the Board’s nine (9) nominees for director to serve until the next Annual Meeting of Stockholders	FOR (all nominees)	Page 5

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	Page 19

3.	To approve the non-binding advisory proposal regarding executive compensation	FOR	Page 22

We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.

Note for Street-Name Holders: If you hold your shares in street name, it is critical that you cast your vote if you want it to count in Proposal One and Proposal Three. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One or Proposal Three, no votes will be cast on your behalf for those Proposals. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 27, 2021 (the “Meeting”): Both the proxy statement and NETGEAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available electronically at https://investor.netgear.com/financials/sec-filings/default.aspx and www.proxyvote.com.

By order of the Board of Directors,

Patrick C.S. Lo

Chairman and Chief Executive Officer

San Jose, California

April 15, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

2021 Annual Meeting of Stockholders

Thursday, May 27, 2021

10:00 a.m. Pacific Daylight Time

BY PHONE

Call the telephone number on your proxy card

BY MAIL

Sign, date and return your proxy card in the enclosed envelope

BY INTERNET

Online at the Meeting

Attend the Annual Meeting virtually at www.virtualshareholder meeting.com/NTGR 2021 and follow the instructions on the website

Online Before the Meeting

Visit www.proxyvote.com

NETGEAR, Inc. 350 East Plumeria Drive San Jose, California 95134

TO OUR STOCKHOLDERS:

From the inception of NETGEAR, our mission has always been to be the innovative leader in connecting the world to the internet. We are more than simply a “networking” company. Rather, we aspire to turn ideas into innovative networking products and services that improve the quality of life for our customers for all their online activities, whether it is at home, on the go or in the office.

As we have seen, 2020 was a transformational year for our business and unprecedented in our 25-year history. With the pandemic accelerating online trends by multiple years, life now revolves around the internet more than ever before. Clearly, the way people live, work, and play is irreversibly altered, accelerating demand for premium, high performance WiFi that reaches throughout the home. With our leading-edge product portfolio harnessing the latest WiFi 6 and 5G technologies, NETGEAR rose to the occasion to provide a best-in-class wireless internet experience—a perfect fit for the multi-layered Internet connection needs of homes that must now perform as offices, gaming dens, yoga studios, classrooms, and movie theaters, all at once.

We at NETGEAR strive to add value to people’s lives and not just by enabling a superior internet experience through innovative products. We augment the virtual experience with numerous services offerings, including cyber protection, smart parental controls, remote management, gaming optimization, and arts content streaming, with even more to come. As a sign of the quality of our service offerings, we are honored that our Smart Parental Controls service won a CES innovation award, our first such award for software.

Our performance in 2020 shines a spotlight on the strength of our strategy to deliver the best, most cutting-edge products and value-added services to meet the accelerated demand brought about by the pandemic. With unprecedented demand for WiFi and 4G/5G, the team at NETGEAR exhibited extraordinary dedication to enable us to deliver exceptional 2020 results across the top line and bottom line to generate significant improvement in our balance sheet. I want to extend my gratitude to each and every employee at NETGEAR for their commitment to navigate through the many challenges brought about by COVID-induced lockdowns.

With strong demand continuing into 2021, we look to continue our strategy of being the first to introduce leading edge premium products to take advantage of new technology inflection points—namely, WiFi 6E and mmWave 5G in 2021, and WiFi 7 and 6G beyond this year. We will couple this with expanding our value-added services to accelerate our path towards our long-term goal of reaching 2 million paid subscribers.

We are truly excited about 2021. Our strength of execution and solid product portfolio position us well to capture additional share going forward. With diligent supply-chain execution we are confident we can deliver mid to high single-digit topline growth and double-digit bottomline growth in 2021. NETGEAR’s commitment to generating shareholder value remains stronger than ever. I look forward to sharing more on the progress we have made at our Annual Meeting. On behalf of the Board of Directors, I would like to thank you for your confidence and ongoing trust in the leadership team and our company.

Sincerely,

Patrick C.S. Lo

Chairman and Chief Executive Officer

1	GENERAL INFORMATION
	1	Notice of Internet Availability of Proxy Materials
	1	Voting Procedures
	2	Methods of Voting
	2	Revoking Your Proxy
	2	Quorum Requirement
	3	Votes Required for Each Proposal
	3	Abstentions
	3	Broker Non-Votes
	3	Proxy Solicitation Costs
	4	Deadline for Receipt of Stockholder Proposals or Director Nominations for 2022 Annual Meeting
	4	Stockholder Communications to Directors

5	PROPOSAL ONE ELECTION OF DIRECTORS
	5	Nominees
	5	Information Concerning the Nominees and Incumbent Directors
	10	Vote Required and Board of Directors’ Recommendation
	10	Board and Committee Meetings
	12	Audit Committee
	12	Compensation Committee
	12	Nominating and Corporate Governance Committee
	12	Policy for Director Recommendations and Nominations
	13	Corporate Governance Policies and Practices
	14	Corporate Social Responsibility and Sustainability
	14	Related Party Transactions
	15	Stockholder Engagement
	15	Board Leadership Structure
	16	Lead Independent Director
	16	Risk Management
	17	Director Compensation
	18	Fiscal Year 2020 Director Compensation
	18	Director Stock Ownership Guidelines
	18	Compensation Committee Interlocks and Insider Participation

19	PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	19	Audit and Related Fees
	19	Vote Required and Board of Directors’ Recommendation

21	REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

22	PROPOSAL THREE APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
	22	Vote Required and Board of Directors’ Recommendation

27	COMPENSATION DISCUSSION AND ANALYSIS
	27	Executive Summary
	29	General Compensation Philosophy
	31	Designing a Competitive Compensation Package
	31	Compensation Committee Consultant
	32	Setting the Pay Mix
	37	Other Compensation Policies and Information

39	COMPENSATION COMMITTEE REPORT

40	EXECUTIVE COMPENSATION TABLES
	40	Summary Compensation Table
	41	Grants of Plan-Based Awards in Fiscal Year 2020
	42	Outstanding Equity Awards at 2020 Fiscal Year-End
	43	Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off
	44	Option Exercises and Stock Vested in Fiscal Year 2020
	44	Pension Benefits and other Nonqualified Deferred Compensation Plans
	45	Potential Payments Upon Termination or Change in Control
	47	CEO Pay Ratio
	48	Equity Compensation Plan Information

49	STOCK OWNERSHIP INFORMATION
	49	Security Ownership of Certain Beneficial Owners and Management
	50	Delinquent Section 16(a) Reports

51	OTHER MATTERS

52	LEGAL MATTERS

2021 PROXY STATEMENT	1

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2021 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Thursday, May 27, 2021. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTGR2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction form. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2021. Please be sure to check in by 9:45 a.m. Pacific Daylight Time on May 27, 2021, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. You will not be able to attend the annual meeting in person. If you attend the annual meeting online, you will be able to vote and submit questions at www.virtualshareholdermeeting.com/NTGR2021.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR,” “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 15, 2021 to all of our stockholders as of the record date, March 29, 2021. Stockholders who owned NETGEAR common stock at the close of business on March 29, 2021 are entitled to attend and vote at the annual meeting. A list of our record stockholders as of the close of business on the record date will be made available at our headquarters located at 350 E. Plumeria Drive, San Jose, California 95134, during normal business hours for 10 days prior to the meeting. To access the list of record stockholders beginning May 17, 2021 and until the meeting, stockholders should email stockadmin@netgear.com. A stockholder may examine the list for any legally valid purpose related to the meeting. On the record date, approximately 30,757,875 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 51 stockholders of record as of the record date and our common stock was held by approximately 24,918 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December  31, 2020, online at the following address: https://materials.proxyvote.com.

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Questions for Management and the Board at the Annual Meeting

We plan to have a Q&A session at the annual meeting. Stockholders may submit questions that are relevant to our business live during the annual meeting. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/NTGR2021.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The three (3) proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” through “Proposal Three” below. Each share of NETGEAR common stock you own entitles you to one vote.

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 29, 2021.

2021 PROXY STATEMENT	1

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Bryan D. Murray, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

•	FOR the non-binding advisory proposal regarding executive compensation.

Voting over the Internet or by Telephone. If you received the Notice (as described above), you can vote by proxy over the Internet or by telephone by following the instructions provided on the Notice.

Voting Electronically at the Meeting. If you plan to attend the virtual Annual Meeting, you may vote your shares electronically by using the 16-digit control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/NTGR2021. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2021. You may log-in beginning at 9:45 a.m. Pacific Daylight Time, on Thursday, May 27, 2021.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2020 including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•

provide written notice of the revocation to the Company’s Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend and vote electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you attend the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

2	2021 PROXY STATEMENT

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the annual meeting, are as follows:

Proposal One - Election of Directors. You may vote “for,” “against” or “abstain” from voting for any or all of the nine (9) director nominees. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or virtually or represented by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or virtually or represented by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Two and Three, your abstention will have the same effect as a vote against such Proposal(s).

Broker Non-Votes

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One) and the approval of the advisory vote regarding our executive compensation (Proposal Three). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One or Proposal Three, no votes will be cast on your behalf for those Proposals.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

2021 PROXY STATEMENT	3

Deadline for Receipt of Stockholder Proposals or Director Nominations for 2022 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2022 Annual Meeting must be received by us no later than December 16, 2021 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2021 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2022 Annual Meeting is March 1, 2022, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2022 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an annual meeting of stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is January 27, 2022 in connection with our 2022 Annual Meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the 10th business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

In 2016, we amended our amended and restated bylaws to permit a stockholder, or group of up to 50 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy statement director nominees constituting up to the greater of two directors or 20% of the total number of directors then serving on our Board of Directors, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our amended and restated bylaws. Notice of such “proxy access” director nominees for our 2022 Annual Meeting must be received no earlier than November 16, 2021 (150 calendar days prior to the anniversary of the filing date of this definitive proxy statement) and no later than December 16, 2021 (120 calendar days prior to the anniversary of the filing date of this definitive proxy statement).

A stockholder’s notice shall include the information required by our amended and restated bylaws. A copy of the full text of our amended and restated bylaws is available in the investor relations section of our website at www.netgear.com. Proposals or nominations should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Voting Results

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s records.

4	2021 PROXY STATEMENT

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

NETGEAR’s Board of Directors consists of nine directors. The nine (9) nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Sarah S. Butterfass, Laura J. Durr, Jef T. Graham, Bradley L. Maiorino, Janice M. Roberts, Gregory J. Rossmann, Barbara V. Scherer and Thomas H. Waechter. All nominees currently serve as directors on our Board. Other than Ms. Sarah S. Butterfass, who was appointed to our Board in October 2020, all nominees were elected by you at our 2020 annual meeting of stockholders. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2022, or until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The names of the nominees and certain biographical information about them as of March 29, 2021 are set forth below:

						Committee Memberships
Director/Nominee	Age	Director Since	Principal Occupation	Other Public Com- pany Boards	Inde- pen- dent	Audit	Com- pensa- tion	Cyber- secur- ity	Nomin- ating and Corp- orate Govern- ance	Soft- ware and Subscrip- tion
Patrick C. S. Lo	64	2000	Chairman and Chief Executive Officer	0
Sarah S. Butterfass	43	2020	Chief Product Officer (CPO) at FanDuel	0	X		X			C
Laura J. Durr	60	2020	Director/Nominee	1	X	X		X
Jef T. Graham	65	2005	Director/Nominee	0	X			X	X	X
Bradley L. Maiorino	50	2018	Director/Nominee	0	X	X		C
Janice M. Roberts	65	2019	Director/Nominee	2	X	X	X			X
Gregory J. Rossmann	59	2002	Director/Nominee	0	X		C		X	X
Barbara V. Scherer	65	2011	Director/Nominee	2	X	C	X
Thomas H. Waechter	68	2014	Director/Nominee	0	X			X	C

2021 PROXY STATEMENT	5

Committees: • None	Patrick C.S. Lo
Chairman and Chief Executive Officer Director since: 2000 Age: 64

Biography

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University.

Relevant Expertise

Mr. Lo’s experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company’s challenges, opportunities and operations.

Other Public Company Boards

None

Committees: • Compensation • Software and Subscription (Chair)	Sarah S. Butterfass
Director Director since: 2020 Age: 43

Biography

Sarah S. Butterfass has served as one of our directors since October 2020. She also currently serves as the Chief Product Officer (CPO) at FanDuel, which she also joined in October 2020. As CPO, Ms. Butterfass leads the product development organization. Prior to FanDuel, Ms. Butterfass served as Groupon’s Chief Product Officer from 2018 to 2020. As Groupon’s top product development leader, Ms. Butterfass oversaw the company’s global product organization in developing the future of the Groupon experience for consumers and businesses across all channels and all verticals. From 2016 to 2018, Ms. Butterfass served as E*TRADE’s Senior Vice President and Head of Customer Experience. While at E*TRADE, she also served as Senior Vice President of the company’s Trader Group and Chief Marketing Officer of OptionsHouse, an E*TRADE company. Prior to E*TRADE, Ms. Butterfass was Vice President of Customer Loyalty at Orbitz and served in other senior product roles from 2011 to 2016. Ms. Butterfass has an M.B.A. from the

Kellogg School of Management and a bachelor’s degree from Northwestern University.

Relevant Expertise

As a chief product officer at leading edge technology companies and as a prior senior executive and chief marketing officer at other leading technology and e-commerce companies, Ms. Butterfass provides the Company with targeted expertise and insight into product, subscription services, and software, as well as extensive operational, strategic and executive management experience.

Other Public Company Boards

None

6	2021 PROXY STATEMENT

Committees: • Audit • Cybersecurity Committee	Laura J. Durr
Director Director since: 2020 Age: 60

Biography

Laura J. Durr has served as one of our directors since January 2020. Ms. Durr served as the Executive Vice President and Chief Financial Officer of Polycom, Inc. from May 2014 until its acquisition by Plantronics Inc. in July 2018. Prior to becoming Chief Financial Officer, Ms. Durr held various finance leadership roles at Polycom between 2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr also serves on the board of directors of Xperi Holding Corporation (public) and Owlet Baby Care (private). Ms. Durr was a certified public accountant and holds a B.S. in

Accounting from San Jose State University.

Relevant Expertise

Ms. Durr provides valuable operational and strategic experience and insight, given her background in finance and strategy for leading Silicon Valley technology companies.

Other Public Company Boards

Xperi Holding Corporation

Committees: • Nominating and Corporate Governance • Cybersecurity Committee • Software and Subscription Committee	Jef T. Graham
Director Director since: 2005 Age: 65

Biography

Jef T. Graham has served as one of our directors since July 2005. From September 2019 to May 2020, Mr. Graham served as Chief Executive Officer of Robin.io Inc., a software provider of kubernetes based application automation management. Mr. Graham previously served as Chairman and Chief Executive Officer of Console Connect Inc., a cloud connectivity company, from September 2016 until its acquisition by PCCW Global in November 2017. From January 2006 to January 2015, Mr. Graham served as the Chairman and Chief Executive Officer of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and Chief Executive Officer of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the Chief Executive Officer of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom.

Relevant Expertise

Mr. Graham has in-depth understanding of networking technology products as well as our markets and channels. He also has rich contacts and relationships in the Silicon Valley technology community, which assists the Company in cultivating business relationships and recruiting.

Other Public Company Boards

None

2021 PROXY STATEMENT	7

Committees: • Audit • Cybersecurity Committee (Chair)	Bradley L. Maiorino
Director Director since: 2018 Age: 50

Biography

Bradley L. Maiorino has served as one of our directors since July 2018. Since March 2021, Mr. Maiorino has been serving as the Chief Information Security Officer of Raytheon Technologies, an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. From June 2020 to March 2021, Mr. Maiorino served as the Chief Strategy Officer at FireEye, a leading provider of cybersecurity services. From May 2019 to June 2020, Mr. Maiorino served as the Chief Information Security Officer at Thomson Reuters Corporation, a leading provider of business information services. From April 2017 to May 2019, Mr. Maiorino served as an Executive Vice President at Booz Allen Hamilton Inc., a management and technology consulting firm. From June 2014 to April 2017, he served as Senior Vice President and Chief Information Security Officer at Target Corporation, the second largest general merchandise retailer in the United States. From July 2012 to June 2014, Mr. Maiorino was the Chief Information Security and Technology Risk Officer at General Motors Company, an automotive manufacturing and financing services company. Prior to that, from April

2001 to July 2012, he held various leadership roles in the technology organization of General Electric Company, a global digital industrial company, ultimately serving as Chief Information Security Officer for the company. Mr. Maiorino is also a member of the cyber strategy group of The Aspen Institute, a nonpartisan forum that assess the state of U.S. cybersecurity and technology efforts. Mr. Maiorino holds a B.S. degree in professional computer studies from Pace University.

Relevant Expertise

Mr. Maiorino brings more than 25 years of experience, with diverse business experience and a track record of building and leading global teams within Fortune 50 firms. He has a deep understanding of technology, security and risk management, and also has significant contacts and relationships in the technology and security community.

Other Public Company Boards

None

Committees: • Audit • Compensation • Software and Subscription Committee	Janice M. Roberts
Director Director since: 2019 Age: 65

Biography

Janice M. Roberts has served as one of our directors since February 2019. Ms. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. Since April 2014, she has been a partner at Benhamou Global Ventures; an early stage investor in companies that enable the digital transformation of enterprises. Ms. Roberts currently serves on the boards of Zebra Technologies, Inc. and Zynga Inc., and was most recently a director of RealNetworks, Inc. for nearly 10 years, until 2020, and of ARM Holdings Plc until its acquisition by the SoftBank Group in 2016. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation (later acquired by Hewlett Packard), where she held various executive positions, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures and President of the Palm Computing Business Unit. She also serves on the advisory board of Illuminate Ventures and is a Director of GBx

Global.org, a technology community connecting British entrepreneurs in the San Francisco Bay Area. She was a Board Director and President of the Ronald McDonald House at Stanford from 2011 to 2017. Ms. Roberts holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the U.K.

Relevant Expertise

Ms. Roberts provides extensive executive, investment and board-level experience from global technology companies addressing consumer, business and service provider markets. She has considerable board governance experience having served on all committees; and as Lead Independent Director. Ms. Roberts’ capabilities include the development of new executive compensation programs, company strategy, mergers & acquisitions, and most recently diversity and inclusion initiatives.

Other Public Company Boards

Zebra Technologies, Inc.; Zynga Inc.

8	2021 PROXY STATEMENT

Committees: • Compensation (Chair) • Nominating and Corporate Governance • Software and Subscription Committee	Gregory J. Rossmann
Director Director since: 2002 Age: 59

Biography

Gregory J. Rossmann has served as one of our directors since February 2002. From December 2020 to the present Mr. Rossmann is a private investor. From April 2016 to December 2020, Mr. Rossmann served as a General Partner at Oak Investment Management, a late stage growth and private equity investor. From February 2009 to March 2016, Mr. Rossmann was a private investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he held various Product Management and

Engineering positions at Advanced Micro Devices. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical and Computer Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University.

Relevant Expertise

Mr. Rossmann’s extensive technology, private equity, and investment banking experience allows him to provide the Company with unique perspectives and advice on global markets, corporate development, and acquisition initiatives.

Other Public Company Boards

None

Committees: • Audit (Chair) • Compensation	Barbara V. Scherer
Director Director since: 2011 Age: 65

Biography

Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer is the former Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc. (now known as Poly), a global leader in audio communication devices for businesses and consumers. She served in this position from 1998 to 2012 and was responsible for all aspects of the company’s financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. Ms. Scherer currently serves on the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, as well as the Board of Directors of Ultra Clean Holdings, Inc., a publicly traded developer and supplier of systems for the semiconductor capital equipment, flat panel, medical, energy and research industries. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University.

Relevant Expertise

With extensive hands-on experience in senior management roles with technology growth companies as well as public company board, committee and Audit Chair service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Other Public Company Boards

ANSYS, Inc.; Ultra Clean Holdings, Inc.

2021 PROXY STATEMENT	9

Committees: • Nominating and Corporate Governance (Chair) • Cybersecurity Committee	Thomas H. Waechter
Director Director since: 2014 Age: 68

Biography

Thomas H. Waechter has served as one of our directors since December 2014. Mr. Waechter currently is a private investor. From January 2009 to August 2015, Mr. Waechter served as President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation (now Viavi Solutions Inc.), a leading provider of communications test and measurement solutions and optical products. He previously served as Executive Vice President and President of the Communications Test & Measurement Group of JDS Uniphase Corp. from 2007 until becoming Chief Executive Officer. Prior to that, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his 14-year career with Schlumberger Ltd. Mr. Waechter also serves as an Executive Advisor to Tensility Venture Partners and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He holds a Bachelor of Business Administration from The College of William and Mary.

Relevant Expertise

As a recent chief executive officer of a public company and as a prior senior executive in a variety of highly relevant technology companies and international industries, Mr. Waechter provides the Company with extensive operational, strategic and executive management experience.

Other Public Company Boards

None

Vote Required and Board of Directors’ Recommendation

A nominee receiving a greater number of votes “for” his or her election than votes “against” such election will be elected as a director. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during 2020. In addition, we strongly encourage the attendance of members of our Board of Directors at the annual meeting. All of our directors attended the 2020 Annual Meeting of Stockholders.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, Cybersecurity, Nominating and Corporate Governance, and Software and Subscription Committees. Other than Mr. Lo, each member of our Board of Directors meets the applicable independence standards and rules of both the Nasdaq Stock Market and the Securities and Exchange Commission.

10	2021 PROXY STATEMENT

In 2020, all of our directors attended at least 96% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2020	Key Committee Functions	Meetings Held in 2020
Audit	2000	Barbara V. Scherer (Chair) Laura J. Durr Bradley L. Maiorino Janice M. Roberts

•  Evaluates the adequacy and effectiveness of internal controls over financial reporting, including our disclosure controls and procedures

•  Appoints independent registered public accounting firm

•  Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor

•  Reviews quarterly financial results, earnings releases, and financial statements in connection with filing the Company’s reports on forms 10-K and 10-Q with the Securities Exchange Commission

•  Reviews and determines the scope, roles and responsibilities of the internal audit function

•  Determines investment policy and oversees its implementation

•  Reviews code of business ethics and conflict of interest policy and related certifications

•  Oversees related party transactions policy

				9
Compensation	2000	Gregory J. Rossmann (Chair) Sarah S. Butterfass(1) Jef T. Graham(2) Janice M. Roberts Barbara V. Scherer	• Administers our equity plans • Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto • Reviews and recommends general policies relating to compensation and benefits	8
Nominating and Corporate Governance	2004	Thomas H. Waechter (Chair) Jef T. Graham Gregory J. Rossmann	• Recommends nomination of Board members • Assists with succession planning for executive management positions • Oversees and evaluates Board performance • Evaluates composition, organization and governance of the Board and its committees	5
Cybersecurity Committee	2017	Bradley L. Maiorino (Chair) Laura J. Durr Jef T. Graham Gregory J. Rossmann(3) Thomas H. Waechter	• Oversees IT systems policies and procedures, including enterprise cybersecurity and privacy • Oversees incident response policies and procedures • Reviews disaster recovery capabilities • Oversees IT budgetary priorities	7
Software and Subscription Committee	2020	Sarah S. Butterfass (Chair)(4) Jef T. Graham Janice M. Roberts Gregory J. Rossmann	• Reviews Company’s progress in software infrastructure, service offerings, and subscription models and results • Assists Company’s management in assessing relevant strategic investments and opportunities • Keeps up to date on industry and market trends • Facilitates connections with subject matter experts	4
(1)	Sarah S. Butterfass was a member of the Compensation Committee from October 15, 2020.

(2)	Jef T. Graham was a member of the Compensation Committee through April 17, 2020.

(3)	Gregory J. Rossmann was a member of the Cybersecurity Committee through April 17, 2020.

(4)	Sarah S. Butterfass was a member of the Software and Subscription Committee from October 15, 2020.

2021 PROXY STATEMENT	11

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that each of Ms. Scherer and Ms. Durr is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. No member of the Audit Committee is an employee of NETGEAR. Ms. Scherer currently serves as Chair of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act and the independence standards of the applicable Nasdaq Marketplace Rules. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate. Mr. Rossmann currently serves as Chair of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Mr. Waechter currently serves as Chair of our Nominating and Corporate Governance Committee.

Cybersecurity Committee

Our Board of Directors formed a Cybersecurity Committee in June 2017 and adopted its written charter in August 2017. A copy of our current Cybersecurity Committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Cybersecurity Committee is an employee of NETGEAR. Mr. Maiorino currently serves as Chair of our Cybersecurity Committee.

Software and Subscription Committee

Our Board of Directors formed a Software and Subscription Committee in January 2020 and adopted its written charter in April 2020. A copy of our current Software and Subscription committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Software and Subscription Committee is an employee of NETGEAR. Ms. Butterfass currently serves as Chair of our Software and Subscription Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting (either for inclusion in our proxy statement via “proxy access” or not for inclusion in our proxy statement), is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals or Director Nominations for 2022 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it

12	2021 PROXY STATEMENT

considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee focuses closely on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints and have deliberately sought out diverse candidates for election to the Board. As a direct result of these efforts, currently four Board members, representing 50% of the independent Board members, are women, and one Board member is an underrepresented minority.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page in the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Mr. Waechter serves as the lead independent outside director.

•	The independent directors of the Board meet regularly without the presence of management.

•

The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website at www.netgear.com.

•

Directors stand for re-election every year. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.

2021 PROXY STATEMENT	13

•	The Audit, Compensation, Software and Subscription, Cybersecurity and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•

As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Directors are encouraged to attend our annual meeting. While their attendance was not required, all of our directors attended the 2020 Annual Meeting of Stockholders.

•

Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•

Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Corporate Social Responsibility and Sustainability

Closely related to our corporate governance efforts, and holding a similarly important place among our corporate values, are our policies and programs relating to corporate social responsibility and sustainability. We maintain sections of our website on these topics at www.netgear.com. These sections include information about our practices in the areas of ethics, labor with dignity, regulatory and environmental compliance, health and safety, management systems, privacy and community support. For example, our culture of integrity is one of our most important core values, codified in our Code of Business Ethics and our Anti-Corruption Compliance Policy. We also hold our manufacturing partners and other suppliers to similarly high standards, reflected in our Supplier Code of Conduct. These values are key to how we conduct our business globally.

NETGEAR is committed to providing our customers with high quality products that are environmentally sound and to conducting our operations in an environmentally responsible manner. We are committed to complying with local laws and regulations in jurisdictions in which we operate, and we plan for the recycle, reuse or reclamation of our products and packaging. As electronic waste continues to grow, NETGEAR is responding by reducing or eliminating hazardous materials in our products, helping to protect the health and safety of our employees, our customers, our manufacturing partners and the environment. These commitments continue to be a driving force at NETGEAR, and reflect principles deeply ingrained in our values.

Although we do not currently formally report our extensive corporate efforts in these areas within a particular disclosure framework, our near-term intention is to begin to report key information on these efforts to our stockholders.

Related Party Transactions

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party’s interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

14	2021 PROXY STATEMENT

2020 Related Party Transactions

We have determined that there were no related party transactions to disclose in 2020.

Indemnification

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We intend to execute similar agreements with our future executive officers and directors.

Stockholder Engagement

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. We value our stockholders’ continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand our stockholders’ priorities and concerns, particularly with respect to our executive compensation practices and corporate governance policies. We endeavor to be accessible to our stockholders to address questions and concerns as they arise, as well as to pro-actively conduct outreach efforts. The Company regularly engages in substantial communications and numerous meetings with many of its significant stockholders to discuss the Company’s business strategy, its corporate governance and related efforts, and to listen to feedback from these stockholders.

Additional examples of recent outcomes from these stockholder engagement efforts include:

•

our Board’s decision to introduce performance stock units into our executive compensation program in 2020, in direct response to stockholder engagement and in furtherance of the Company’s goal of enhancing the link between compensation and performance;

•

our Board’s decision to pro-actively adopt amendments to our Bylaws and our corporate governance guidelines in 2018 to implement a more robust majority voting policy for uncontested director elections;

•

our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2017 Annual Meeting to allow stockholders to request special stockholder meetings in certain circumstances;

•

the final design of our 2016 Equity Incentive Plan, on which we sought specific input from many of our largest institutional stockholders in advance of our 2016 Annual Meeting, where stockholders approved this new equity plan by a significant margin;

•	our Board’s decision to pro-actively adopt amendments to our Bylaws in 2016 to implement proxy access, following input from a number of our large institutional stockholders; and

•

our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2015 Annual Meeting to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements.

In addition, as described further under Compensation Discussion and Analysis below, the results of our annual say-on-pay advisory votes have demonstrated consistent and significant support for our approach to executive compensation. We also consistently receive positive feedback from institutional stockholders regarding our corporate governance policies and practices.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company’s business. Given Mr. Lo’s history as a co-founder of the Company, the Board believes this rationale is particularly strong. The Board and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

2021 PROXY STATEMENT	15

Lead Independent Director

Mr. Waechter has served as the lead independent director since January 2019. As the lead independent director, Mr. Waechter has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed, presiding over any portions of Board meetings at which the performance of the Board is presented or discussed, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks related thereto. The Company’s Compensation Committee is generally responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Cybersecurity Committee oversees the Company’s management of risks associated with enterprise cybersecurity and related matters. The Software and Subscription Committee manages risks related to software development and subscription services. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board at least annually regarding its findings on enterprise risk and the Company’s management of this risk. The Risk Committee is led by the Company’s internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company’s various functional groups.

Succession Planning

The Board plans for succession to the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board in this effort, the CEO provides the Board with an assessment of other executives and their potential as a suitable successor. The CEO and senior management also provide the Board with an assessment of individuals considered to be potential successors to certain other senior management positions. The Board discusses and evaluates these assessments, including in private sessions, and provides feedback to the CEO. Management is responsible for developing retention and development plans for potential successors, and periodic progress reports and reviews are provided to the Board.

16	2021 PROXY STATEMENT

Director Compensation

Annual Cash Retainers

Each non-employee member of the Board receives a $35,000 annual retainer. The lead independent director of the Board and members and chairpersons of each Board committee receive the additional annual retainers described below:

•	Lead Independent Director. The lead independent director receives an additional annual retainer of $25,000.

•	Audit Committee. Each member (including the chairperson) of the Audit Committee receives an annual retainer of $12,500, and the chairperson receives an additional annual retainer of $20,000.

•

Compensation Committee. Each member (including the chairperson) of the Compensation Committee receives an annual retainer of $7,500, and the chairperson receives an additional annual retainer of $10,000.

•

Cybersecurity Committee. Each member (including the chairperson) of the Cybersecurity Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $15,000.

•

Nominating and Corporate Governance Committee. Each member (including the chairperson) of the Nominating and Corporate Governance Committee receives an annual retainer of $5,000, and the chairperson receives an additional annual retainer of $6,000.

•

Software and Subscription Committee. Each member (including the chairperson) of the Software and Subscription Committee receives an annual retainer of $7,500, and the chairperson receives an additional annual retainer of $10,000.

All retainers are paid on a quarterly basis following the end of each quarter and are pro-rated, as needed, for partial service during such period.

Equity Compensation

Annual RSU Grant. On an annual basis, each non-employee director is eligible to receive an annual grant of a number of restricted common stock units equal to $200,000 divided by the Nasdaq Stock Market closing price of the Company’s common stock on the date of the annual stockholder meeting (rounded down to the nearest whole share), which will become fully vested on the date of the following year’s annual stockholder meeting.

Initial RSU Grant. Upon joining the Board, each non-employee director is eligible to receive an initial grant of restricted common stock units, in an amount equal to the value of the annual $200,000 grant pro-rated based on the length of services provided from appointment/election to the Board until the following annual stockholder meeting. The restricted stock units, or RSUs, will become fully vested on the date of the following year’s annual stockholder meeting.

Continuing Education

In order to encourage continuing director education, the Company also has established a budget for external director education of $7,000 over a two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro-rata reimbursement of their director education expenses from each corporation that they serve. Biennially, the Company arranges a specific continuing education session for the Board, as a whole, to attend in connection with one of its regularly scheduled meetings.

Travel Expenses

The Company’s non-employee directors are entitled to reimbursement for travel (first-class domestic and business-class international airfare) and other related expenses incurred in connection with their attendance at meetings of the Board and Board committees.

2021 PROXY STATEMENT	17

Fiscal Year 2020 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2020 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Sarah S. Butterfass(3)	12,500	124,174	—	136,674
Laura J. Durr(4) (5)	57,500	277,575	—	335,075
Jef T. Graham(5)	58,125	199,983	—	258,108
Bradley L. Maiorino(5)	72,500	199,983	—	272,483
Maureen M. Mericle(6)	22,707	—	—	22,707
Janice M. Roberts(5)	60,625	199,983	—	260,608
Gregory J. Rossmann(5)	66,041	199,983	—	266,024
Barbara V. Scherer(5)	75,000	199,983	—	274,983
Thomas H. Waechter(5)	81,000	199,983	—	280,983

(1)

The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2020 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, each Director had the following number of NETGEAR restricted stock units outstanding: Ms. Butterfass, 3,720 units; Ms. Durr, 7,977 units; Mr. Graham, 7,977 units; Mr. Maiorino, 7,977 units; Ms. Mericle, 0 units; Ms. Roberts, 7,977 units; Mr. Rossmann, 7,977 units; Ms. Scherer, 7,977 units; and Mr. Waechter, 7,977 units.

(2)	As of December 31, 2020, none of the Directors had options outstanding.
(3)

On October 13, 2020, Ms. Butterfass was issued 3,720 restricted stock units in connection with her appointment to the Board, which vest entirely on the date of the 2021 Annual Meeting of Stockholders. The grant of these restricted stock units had a grant date fair value of $124,174.

(4)

On January 7, 2020, Ms. Durr was issued 3,044 restricted stock units in connection with her appointment to the Board, which vested entirely on the date of the 2020 Annual Meeting of Stockholders. The grant of these restricted stock units had a grant date fair value of $77,592.

(5)

On May 28, 2020, each of the then-serving directors was issued 7,977 restricted stock units, which vest entirely on the date of the 2021 Annual Meeting of Stockholders. Each grant of these restricted stock units had a grant date fair value of $199,983. There were no stock option awards made to the directors in 2020.

(6)	Ms. Mericle did not stand for re-election to the Board of Directors at our 2020 Annual Meeting of Stockholders.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock, including restricted stock, restricted stock units and similar instruments. New directors have a five-year period in which to achieve the required compliance level. Shares owned directly by a director and all unvested restricted stock units are counted toward the guidelines. All of our directors were in compliance with the guidelines as of December 31, 2020.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Mr. Rossmann, Ms. Butterfass, Ms. Roberts and Ms. Scherer. Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

18	2021 PROXY STATEMENT

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2021 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2020. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2020 and December 31, 2019:

Fee Category	2020 Fees	2019 Fees
Audit Fees	$2,228,239	$2,163,577
Audit-Related Fees	—	—
Tax Fees	621,650	773,061
All Other Fees	4,500	4,500
Total Fees	$2,854,389	$2,941,138

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.”

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool and disclosure checklist tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2021 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

2021 PROXY STATEMENT	19

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

20	2021 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee, which currently consists of Barbara V. Scherer (Chair), Laura J. Durr, Bradley L. Maiorino and Janice M. Roberts, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in April 2020, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with U.S. generally accepted accounting principles (“GAAP”), their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States, including those described in Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted and as may be amended from time to time by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 16, 2021.

Respectfully submitted by:

THE AUDIT COMMITTEE

BARBARA V. SCHERER (CHAIR)

LAURA J. DURR

BRADLEY L. MAIORINO

JANICE M. ROBERTS

2021 PROXY STATEMENT	21

PROPOSAL THREE

APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. At the 2017 Annual Meeting of Stockholders, stockholders indicated their preference that the Company solicit a non-binding advisory vote on compensation of the Named Executive Officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our Named Executive Officers set forth in the Summary Compensation Table.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR’s performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives, and the 2020 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2020:

•	Approximately 76% of total target compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;

•

We granted long-term equity awards that link the interests of our Named Executive Officers with those of our stockholders, including performance stock units that generally vest over three years and only upon achievement of the Company attaining a certain number of paid subscriptions, and RSUs that generally vest over four years;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits; and

•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and RSU award agreements for Named Executive Officers.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors’ Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company’s executive compensation annually. The next such vote would be conducted at our 2022 Annual Meeting of Stockholders.

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

22	2021 PROXY STATEMENT

Executive Officers

Patrick C.S. Lo

Chairman and Chief Executive Officer

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Patrick founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high-speed Internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University.

Bryan D. Murray

Chief Financial Officer

Bryan D. Murray has served as our Chief Financial Officer since August 2018. He has been with NETGEAR since November 2001, serving in various management roles within the finance organization. Prior to assuming the role of CFO, he served as NETGEAR’s Vice President of Finance and Corporate Controller since June 2011. Before joining NETGEAR in 2001, he worked in public accounting at Deloitte and Touche LLP. He holds a B.A. from the University of California, Santa Barbara, and is licensed as a Certified Public Accountant (inactive).

Heidi B. Cormack

Senior Vice President of Global Marketing

Heidi B. Cormack has served as our Senior Vice President of Global Marketing since November 2017. She has been with NETGEAR since July 2009, serving in various management roles within the marketing organization. Prior to assuming the role of Senior Vice President of Global Marketing, Ms. Cormack served as NETGEAR’s Vice President of Corporate Marketing, and Director of Regional Marketing prior to that. Before joining NETGEAR, Ms. Cormack held positions at Virgin Mobile (Australia) PTY Limited, Red Bull Gmbh and Sony Computer Entertainment, Inc. in various marketing roles and completed business studies at the Sunshine Coast Business Academy in Australia.

2021 PROXY STATEMENT	23

Michael F. Falcon

Chief Operations Officer

Michael F. Falcon has served as our Chief Operations Officer since November 2017, Senior Vice President of Worldwide Operations and Support from January 2009 to November 2017, Senior Vice President of Operations from March 2006 to January 2009, and Vice President of Operations from November 2002 to March 2006. Prior to joining us, Mr. Falcon was at Quantum Corporation, where he served as Vice President of Operations and Supply Chain Management from September 1999 to November 2002, Meridian Data (acquired by Quantum Corporation), where he served as Vice President of Operations from April 1999 to September 1999, and Silicon Valley Group, where he served as Director of Operations, Strategic Planning and Supply Chain Management from February 1989 to April 1999. Prior to February 1989, Mr. Falcon served in management positions at SCI Systems, an electronics manufacturer, Xerox Imaging Systems, a provider of scanning and text recognition solutions, and Plantronics, Inc., a provider of lightweight communication headsets. Mr. Falcon received a B.A. degree in Economics with honors from the University of California, Santa Cruz and has completed coursework in the M.B.A. program at Santa Clara University.

David J. Henry

Senior Vice President, Connected Home Products and Services

David J. Henry has served as our Senior Vice President of Connected Home Products and Services since January 2017. He has been with NETGEAR since July 2004, most recently serving as our Senior Vice President of Home Networking from January 2016 to December 2016, Vice President of Product Management of our retail business unit from March 2011 to January 2016 and as our Senior Director of Product Marketing from October 2010 to March 2011. Prior to NETGEAR, Mr. Henry was a senior product manager for the high technology vertical application at Siebel Systems (acquired by Oracle Corporation). His professional experience also includes business process and information technology consulting with Deloitte Consulting. Mr. Henry received a B.S. degree in Electrical Engineering, with an emphasis on Signal Processing, from the University of Washington and an M.B.A. from the Stanford Graduate School of Business.

Andrew W. Kim

Senior Vice President of Corporate Development, General Counsel and Company Secretary

Andrew W. Kim has served as our Senior Vice President of Corporate Development, General Counsel and Corporate Secretary since July 2013, Vice President, Legal and Corporate Development and Corporate Secretary from October 2008 until July 2013, and as our Associate General Counsel from March 2008 to October 2008. Prior to joining NETGEAR, Mr. Kim served as Special Counsel in the Corporate and Securities Department of Wilson Sonsini Goodrich & Rosati, a private law firm, where he represented public and private technology companies in a wide range of matters, including mergers and acquisitions, debt and equity financing arrangements, securities law compliance and corporate governance from 2000 to 2003 and 2006 to 2008. In between his two terms at Wilson Sonsini Goodrich & Rosati, Mr. Kim served as Partner in the Business and Finance Department of the law firm Schwartz Cooper Chartered in Chicago, Illinois, and was an Adjunct Professor of Entrepreneurship at the Illinois Institute of Technology. Mr. Kim holds a J.D. from Cornell Law School, and received a B.A. degree in history from Yale University.

24	2021 PROXY STATEMENT

Vikram Mehta

Senior Vice President, SMB Products and Services

Vikram Mehta has served as our Senior Vice President of SMB Products and Services since January 2020 and previously served as our consultant from July 2019 to December 2019. From May 2015 to January 2020, Mr. Mehta served as Managing Director of Pacific Venture Advisors, a technology and management consulting company. Prior to that, from October 2013 to April 2015, he served as President and Chief Executive Officer at Kaazing Corporation, a venture funded IoT software company. Prior to Kaazing and subsequent to IBM’s acquisition of BLADE Network Technologies, Inc. (“BLADE”), Mr. Mehta served as Vice President of System Networking, STG, at IBM, from January 2011 to April 2013. Mr. Mehta served as Founder, President and Chief Executive Officer of BLADE, a networking company, from its inception in February 2006 to its acquisition by IBM in December 2010. Prior to that, Mr. Mehta worked at a number of technology companies, including Hewlett-Packard Company, where he served in various management positions in sales, marketing, and General Management in the U.S., Asia, and Australia, Nortel Networks, Alteon WebSystems (acquired by Nortel Networks) and Ensim Corporation (acquired by Ingram Micro). Mr. Mehta received a B.S. degree in Electrical Engineering from Birla Institute of Technology.

Mark G. Merrill

Chief Technology Officer

Mark G. Merrill is our co-founder and has served as our Chief Technology Officer since March 2015. Previously, Mr. Merrill served as our Senior Vice President of Advanced Engineering from February 2013 to February 2015 and as our Chief Technology Officer from January 2003 to April 2013. From September 1999 to January 2003, he served as Vice President of Engineering and served as Director of Engineering from September 1995 to September 1999. Mr. Merrill received both a B.S. degree and an M.S. degree in Electrical Engineering from Stanford University.

Tamesa T. Rogers

Senior Vice President, Human Resources

Tamesa T. Rogers has served as our Senior Vice President, Human Resources since July 2013, Vice President, Human Resources from January 2009 to July 2013, Director, Worldwide Human Resources from September 2006 to January 2009 and as our Senior Human Resources Manager from December 2003 to September 2006. From March 2000 to December 2003, Ms. Rogers worked at TriNet Employer Group, a professional employer organization, as a Human Resources Manager, providing HR consulting to technology companies throughout Silicon Valley. Prior to TriNet, Ms. Rogers served in various human resources functions in several Northern California companies. Ms. Rogers received a B.A. in Communication Studies from the University of California, Santa Barbara and an M.S. in Counseling from California State University, Hayward.

2021 PROXY STATEMENT	25

Michael A. Werdann

Senior Vice President of Worldwide Sales

Michael A. Werdann has served as our Senior Vice President of Worldwide Sales since October 2015, Worldwide Senior Vice President of Sales for Consumer Products from March 2015 to October 2015 and Vice President of Americas Sales from December 2003 to March 2015. Since joining us in 1998, Mr. Werdann has served as our United States Director of Sales, E-Commerce and DMR from December 2002 to December 2003 and as our Eastern Regional Sales Director from October 1998 to December 2002. Prior to joining us, Mr. Werdann worked for three years at Iomega Corporation, a computer hardware company, as a Sales Director for the value-added reseller sector. Mr. Werdann holds a B.S. Degree in Communications from Seton Hall University.

Dr. Martin D. Westhead

Chief Technology Officer of Software

Martin D. Westhead, Ph.D. has served as our Chief Technology Officer of Software since December 2019. Prior to joining NETGEAR, Dr. Westhead was with Groupon from March 2014, where he became VP Engineering for Consumer Engineering team, responsible for the company’s end-to-end customer experience on mobile and web. Prior to Groupon, Dr. Westhead led several software organizations, including at Ning, a social network startup, and Avaya, a telephony company, and founded two companies in network management tools. He lectured for Stanford’s Continuing Studies Business Department. Dr. Westhead received his B.S. and Ph.D. degrees from the Department of AI and Computer Science in the University of Edinburgh, U.K.

26	2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Contents

Executive Summary	Page 27
General Compensation Philosophy	Page 29
Designing a Competitive Compensation Package	Page 31
Compensation Committee Consultant	Page 31
Setting the Pay Mix	Page 32
Other Compensation Policies and Information	Page 37

Executive Summary

This Compensation Discussion and Analysis provides information about our executive compensation philosophy, the principles that govern our executive compensation program, the key elements of the 2020 executive compensation program for our Named Executive Officers, or NEOs, and how and why our independent Compensation Committee determined the compensation elements that comprised our 2020 executive compensation program. Our NEOs for 2020 include our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers:

Patrick C.S. Lo Chairman and Chief Executive Officer	Bryan D. Murray Chief Financial Officer	Vikram Mehta Senior Vice President, SMB Products and Services	Michael A. Werdann Senior Vice President of Worldwide Sales	Martin D. Westhead Chief Technology Officer, Software

2020 Financial and Operational Highlights

We are a global company that delivers innovative, advanced networking technologies and Internet connected products to consumers, businesses and service providers. Our products are designed to simplify and improve people’s lives. Our goal is to enable people to collaborate and connect to a world of information and entertainment. We remain committed to building value through pursuing profitable growth opportunities in each of our Connected Home and Small and Medium Business segments, while simultaneously maintaining financial discipline and driving innovation through continual investment in research and development. We also have maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

We are led by our co-founder/CEO, Patrick C.S. Lo, and an accomplished team of executives who have extensive experience in the advanced networking industry. The team has grown NETGEAR to be the leader in the U.S. retail WiFi and SMB switch markets we serve, continually releasing next-generation products and services to fortify our competitive position, improve our customers’ connectivity and experience, and create value for our stockholders. Our team is focused on executing our strategy for growth, including anticipating and driving technology inflections, creating new product categories, and increasing our service subscriber base to provide recurring service revenue.

Fiscal 2020 was a challenging year in many respects due to the COVID-19 pandemic, yet we were able to successfully navigate most of these challenges and overachieve several financial targets we set for ourselves, demonstrating the strength of our strategy. Some of the highlights include the following:

✓ Fiscal 2020 net revenue of $1.26 billion, an increase of 25.7% from the prior year;
✓ Fiscal 2020 GAAP operating income of $75.5 million, as compared to $26.2 million in the prior year;
✓ Fiscal 2020 GAAP net income per diluted share of $1.90, as compared to $0.81 in the prior year;
✓ Finished the year with 437,000 paid subscribers, more than 80 thousand above our goal for the year;
✓ Maintained market leading position in consumer WiFi products and switches sold through retail and finished the year as the category leader in premium retail WiFi products.

2021 PROXY STATEMENT	27

Compensation Overview

Our independent Compensation Committee makes compensation decisions for our executive officers. The Compensation Committee recognizes our need to retain our NEOs and other executive officers and to motivate them to meet or exceed short-term goals and long-term objectives, while also creating sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2020 that tied a substantial portion of the NEOs’ compensation directly to achievement of rigorous performance objectives over a sustained period. We believe the compensation program for our NEOs is instrumental in driving our focus on this long-term growth and strong financial performance, particularly because our approach placed a significant percentage of their compensation at-risk and correspondingly rewarded them when they achieved objectives and delivered stockholder value.

In 2020, our Compensation Committee introduced performance stock units, or PSUs, into our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance. Through its stockholder engagement process, the Company had received increasingly consistent feedback that stockholders would strongly support this step. After working with its independent compensation consultant and Company management, the Compensation Committee decided to include PSUs as a meaningful portion of long-term incentive compensation for executive officers beginning in 2020, in place of stock option awards. The PSUs granted in 2020 have a 3-year performance period and will vest based on the achievement of the Company attaining a certain number of paid subscriptions, which is a goal that is different from what was used for the Company’s annual cash incentive plan for 2020.

The compensation of our NEOs consists of three main elements:

Compensation is based on overall company performance as well as individual performance. We seek to position total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below, which reflects the highly competitive market in which we operate. We believe that all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

For 2020, our NEOs received payments under our annual cash incentive plan based on the Company’s 2020 financial results. We also granted to our NEOs the PSUs described above and awards of restricted stock units, or RSUs.

28	2021 PROXY STATEMENT

The charts below depict the total target direct compensation for our Chief Executive Officer and for our other NEOs as a group, based on their 2020 base salaries, target annual cash incentive opportunities and grant date fair value of equity awards, including the new hire equity grants for Mr. Mehta (who joined the Company in January 2020) and Mr. Westhead (who joined the Company in December 2019) that were granted in January 2020, but excluding the $200,000 retention bonus paid to Mr. Westhead in December 2020, as reported in the applicable Executive Compensation Tables following this Compensation Discussion and Analysis:

Executive Compensation Practices

NETGEAR’s Compensation Committee emphasizes the following best practices in compensation-related governance:

What We Do	What We Don’t Do

✓  Employ a pay-for-performance philosophy reflected in program design and target pay levels

✓  Set challenging targets for executive officers to earn cash incentives

✓  Rely on an independent Compensation Committee and engage an independent compensation consultant

✓  Maintain stock ownership guidelines for executive officers and directors

✓  Maintain a clawback policy

✓  Engage regularly with stockholders

×   No guaranteed bonuses

×   No compensation plans that encourage excessive risk taking

×   No executive benefits or perquisites outside of participation in broad-based plans

×   No strict benchmarking of compensation to a specific percentile of our peer group

×   No tax gross-ups

×   No short sales, hedging or pledging of stock ownership positions and transactions involving derivatives of our common stock

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, teamwork and integrity, supporting employee engagement and motivating management to achieve returns for our stockholders. Our Compensation Committee also oversees the Company’s efforts to promote diversity and inclusion in its workforce, as it relates to compensation matters, and oversees management’s efforts to foster a desired corporate culture that aligns with the Company’s values and strategy. For example, the Compensation Committee analyzes pay equity on a regular basis to ensure that employees are compensated equitably across the workforce. Our Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

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We believe that the compensation of our executives should reflect their success as a management team in attaining key short-term and long-term operating objectives, such as growth of sales, operating margins and earnings per share, paid subscribers, market share, long-term competitive advantage and, ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will reflect our operating performance over the long-term, and ultimately, the management of the Company by our executives.

We annually hold a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs at our 2020 Annual Meeting, where approximately 88% of stockholder votes cast were in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2020, we also were mindful of the strong support our stockholders expressed at (1) our 2019 Annual Meeting, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution, (2) our 2018 Annual Meeting, where approximately 87% of stockholder votes cast were in favor of our say-on-pay resolution, and (3) our 2017 Annual Meeting, where approximately 92% of stockholder votes cast also were in favor of our say-on-pay resolution. As discussed above under “Proposal One—Stockholder Engagement,” we greatly value regular input from our stockholders, particularly with respect to our executive compensation practices. Consistent with this commitment to engagement, communication and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our executives and our stockholders. The Compensation Committee considered the results of these recent say-on-pay votes, investor input and current market practices. As a result, our Compensation Committee retained our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value, and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Compensation Objectives and Philosophy
Objectives	The executive compensation program is designed to attract and retain highly qualified executive officers, reward individual contribution, loyalty, teamwork and integrity, and motivate management to achieve returns for stockholders. Programs are geared for short-and long-term performance with the goal of increasing stockholder value over the long term.
Philosophy

The Compensation Committee’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive awards, and long-term incentive awards, at or near the market median. Performance of executives is considered in light of general economic conditions, the Company and industry, and competitive conditions when determining overall compensation.

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Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at or near the median of our peer group (the “Peer Group”). For 2020 compensation comparison purposes, the Peer Group was reviewed and updated in the first half of 2020 by Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, with input from our Chief Executive Officer and our Compensation Committee and final approval by the Compensation Committee. The 2020 updates to our Peer Group relative to 2019 included removing Cray, Inc., which was acquired. The 2020 updates also included adding two new companies, CalAmp Corp. and Calix, Inc., both of which met the objective size and industry criteria as well as other factors that the Compensation Committee deemed relevant. The Peer Group for 2020 consists of 17 U.S. publicly traded companies from the computer peripheral and communications equipment industries of relatively similar annual revenue and market capitalization as compared to us:

COMPENSATION PEER GROUP
ADTRAN, Inc. CalAmp Calix Ciena Corporation Comtech Telecommunications EchoStar Corporation Extreme Networks, Inc. F5 Networks, Inc. Fortinet, Inc.	Infinera Corp. Logitech International S.A. Lumentum Holdings Inc. NetScout Systems, Inc. Plantronics, Inc. Super Micro Computer, Inc. ViaSat, Inc. Viavi Solutions Inc.

For companies within the Peer Group, the median annual revenue at the time of review in January 2020 was approximately $1.66 billion, the median operating income was approximately $69 million, and the median market capitalization was approximately $1.95 billion. Relative to the Peer Group at the time of review, the Company ranked at approximately the 34th percentile by revenue (trailing four quarters), the 44th percentile by operating income (trailing four quarters), and at the 37th percentile by market capitalization (twelve-month average).

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and our independent third-party compensation consultant. The Compensation Committee engages in an active dialogue with our CEO concerning the Company’s strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of its independent compensation consultant in executive session without the CEO, or any other member of management, present. The Compensation Committee also consults with the other independent members of the Board regarding CEO compensation, without the CEO or other management present. The Compensation Committee then independently reviews and approves the compensation for Named Executive Officers and other executive officers.

Compensation Committee Consultant

The Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to assist in updating the Peer Group in 2020 and in gathering general industry compensation data. The consultant reports directly to the Compensation Committee but was authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes

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questions which address any actual or potential conflicts or relationship between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other services to the Company.

Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Target total direct compensation (i.e., base salary, annual cash incentive and long-term incentive) is generally targeted at or near the median total direct compensation of the Peer Group for Named Executive Officers. By targeting this median, our Compensation Committee intends to set an overall compensation package that is competitive and also within reasonable market parameters, with the goal of motivating and retaining our executives for the long-term success of the Company. Comparing the elements of total target direct compensation for 2020, base salary comprises approximately 24% of the pay mix, target annual incentive compensation comprises approximately 20% of the pay mix (which excludes the $200,000 retention bonus paid to Mr. Westhead in December 2020), and long-term incentive compensation (which includes the new hire equity grants for Mr. Mehta and Mr. Westhead) comprises approximately 56% of the pay mix. However, we do not have a formal policy allocating between cash and non-cash compensation or between each element of compensation.

Compensation Components

	Component	Primary Purpose

	Base Salary	Target base salaries for Named Executive Officers at or near the median of the Peer Group to provide a fixed pay element and facilitate a competitive recruitment and retention strategy.

Performance-Based	Annual Incentive Compensation	Our Named Executive Officers, other than Mr. Werdann, participate in our executive bonus plan and are eligible to earn a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. Mr. Werdann participates in a sales commission plan and is eligible to receive a cash commission based upon a modified measure of net revenue and profit contribution achieved by the Company relative to target objectives derived from the Company’s annual operating plan and established at the beginning of the calendar year.
	Long-Term Incentive Compensation	We provide equity-based long-term incentives to link compensation with shareholder value, drive long-term performance, and support retention. In 2020, we introduced PSUs into our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance against long-term performance goals.

Base Salary

We generally target base salaries for Named Executive Officers at or near the median of the Peer Group to facilitate a competitive recruitment and retention strategy, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Our Compensation Committee uses its judgment and experience to set individual target compensation higher or lower than the Peer Group median based on performance, scope/strategic impact of role, retention and internal equity. Increases in base salary reflect assessed performance, providing a performance link to this fixed compensation element. Base salaries are generally reviewed and approved by the Compensation Committee during the second quarter of the year. Because of the uncertainty brought about by the COVID-19 pandemic during the second quarter of 2020, however, this discussion was postponed.

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Only after the Company reviewed its results for the third quarter of 2020, which were better than expected, did the Compensation Committee agree to reconvene to discuss base salaries. Accordingly, the Compensation Committee reviewed and determined base salaries for applicable Named Executive Officers in October, 2020 to be effective as of July 1, 2020. The following lists the Named Executive Officer base salary increases approved in 2020:

NEO	Updated Base Salary	Percentage Increase	Effective Date
Patrick C.S. Lo	$921,850	—	N/A
Bryan D. Murray	$414,810	3%	July 1, 2020
Vikram Mehta	$440,000	—	N/A
Michael A. Werdann	$520,198	3%	July 1, 2020
Martin D. Westhead	$400,000	—	N/A

Mr. Lo specifically declined to accept any salary increase for 2020. The Compensation Committee’s past practice had been to agree on an updated base salary for Mr. Lo mid-year and to have it take effect at the beginning of the following year. In 2020, although the Compensation Committee had intended to increase Mr. Lo’s salary in line with other NEOs, the Compensation Committee respected his request to hold his salary flat. Each other NEO received an annual merit-based base salary increase of 3%, other than Mr. Westhead and Mr. Mehta, who had both been hired by the Company at the beginning of 2020, and therefore received no base salary increase.

Annual Incentive Compensation

2020 Target Cash Bonus. Our Named Executive Officers, other than Mr. Werdann, participate in our executive bonus plan and are eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. We believe that non-GAAP operating income is an appropriate measure, as this indicates profitable revenue growth and generally reflects achievement of some of our shorter-term objectives for growth in sales, operating margins and earnings per share, and market share. For purposes of our 2020 executive bonus plan, non-GAAP operating income is equal to our GAAP operating income after excluding bonus expense, amortization of intangible assets, stock-based compensation expense, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves, goodwill impairment charges and intangibles impairment charges.

Under the 2020 executive bonus plan, the target bonus amounts for our CEO, CFO and other participating executive officers were 115%, 75% and 60% of their respective average base salaries (consistent with 2019). Bonus amounts for these executive officers would become eligible to be paid based upon the Company achieving a minimum threshold amount of approximately $64 million in non-GAAP operating income for 2020. If non-GAAP operating income exceeded this threshold, then a bonus of 30% of an individual’s target bonus would become eligible to be earned, subject to other bonus plan conditions. If the Company exceeded a secondary target of approximately $88 million in non-GAAP operating income for 2020, then 50% of amounts in excess of this target would be contributed to an additional bonus pool until the bonus pool reached a sufficient level to fund the target bonus amounts for participants in the plan. If there was additional non-GAAP operating income beyond the amount required to fully fund the target bonus amounts in each period, then 50% of such excess amount also would be contributed to the bonus pool, subject to reaching a level sufficient to pay maximum bonus amounts. The maximum bonus amount payable under the bonus plan was 150% of an individual’s target bonus amount, or 172.5%, 112.5% and 90% of the respective average base salaries of our CEO, CFO, and other participating executive officers.

The tables below shows the 2020 target bonus amounts for each participating NEO as a percentage of base salary and as a corresponding cash amount:

NEO	Target Bonus as a % of Salary	Target 2020 Bonus as a Cash Amount
Patrick C.S. Lo	115%	$1,060,128
Bryan D. Murray	75%	$306,577
Vikram Mehta	60%	$264,000
Michael A. Werdann	N/A	N/A
Martin D. Westhead	60%	$240,000

We believe that these non-GAAP operating income targets were set at appropriate levels based on market and industry expectations at that time and our applicable 2020 operating plan reviewed and approved by our Board of Directors, and that while challenging, each was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive’s achievement of his or her individual annual objectives (taking into account input by the Chief Executive Officer regarding each officer’s

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individual performance factors over the year, other than himself) or other factors that the Compensation Committee deems relevant.

The chart below illustrates the target and actual achievement of the 2020 executive bonus plan:

2020 Cash Incentive Plan Bonus Payments.

The Company achieved annual non-GAAP operating income (as calculated under the 2020 executive bonus plan) of $127.8 million for 2020 which resulted in plan funding equal to 113.3% of target and the following bonus amounts were approved by our Compensation Committee:

NEO	Target 2020 Incentive Compensation	Total 2020 Cash Incentive Compensation Paid (at 113.3% of target)
Patrick C.S. Lo	$1,060,128	$1,201,494
Bryan D. Murray	$306,577	$347,486
Vikram Mehta	$264,000	$299,204
Michael A. Werdann	N/A	N/A
Martin D. Westhead	$240,000	$272,004

2020 Sales Commission Plan for Mr. Werdann. As our Senior Vice President of Worldwide Sales, Mr. Werdann received payments under a sales commission plan instead of our executive bonus plan for 2020. Mr. Werdann’s overall cash compensation package is structured to provide him with a targeted 60%/40% split between base salary and sales commissions. As a result, Mr. Werdann’s annual aggregate sales commissions are targeted as an amount equal to approximately 67% of his fiscal year base salary. The 2020 sales commission plan for Mr. Werdann was based upon a modified measure of net revenue and profit contribution achieved by the Company, measured on a quarterly basis, with target objectives derived from the Company’s 2020 annual operating plan approved by our Board of Directors at the beginning of 2020. Net revenue is typically measured with reference to point of sale as reported by NETGEAR’s channel partners, less returns and related marketing spending. Profit contribution is calculated for the worldwide business under Mr. Werdann’s sales leadership and is comprised of net revenue less associated product costs and direct selling costs. The aggregate Company net revenue and profit contribution targets for 2020 were approximately $1.01 billion and $0.34 billion, respectively. The sales commission plan also provides for the ability of Mr. Werdann to earn additional commissions for overachieving above the target measures, calculated as up to three times the percentage by which actual achievement exceeds the target, calculated on a semi-annual basis. There also is a cap on the dollar amount of commissions that may be earned under the 2020 sales commission plan, set at 200% of total target earnings (salary and commissions). The amount of the earned commission is paid on a monthly basis, based on achievement to-date of quarterly targets. Mr. Werdann’s achievement against his sales commission plan was 177% in 2020.

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The table below shows the 2020 target sales commission amount for Mr. Werdann as a percentage of base salary and as a corresponding cash amount:

NEO	Target Sales Commissions as a Percentage of Salary	Target 2020 Sales Commissions as a Cash Amount
Michael A. Werdann	67%	$341,748

The table below summarizes the target and total cash sales commissions paid to Mr. Werdann for 2020:

NEO	Target 2020 Cash Incentive Compensation	Total 2020 Cash Incentive Compensation Paid (at 177% of target)	Total 2020 Cash Incentive Compensation Paid as a percentage of salary
Michael A. Werdann	$341,748	$605,577	118	%(1)

(1)

The relatively higher performance achievement by Mr. Werdann compared to executive officers who participated in the 2020 executive bonus plan is mainly due to Mr. Werdann’s sales commission plan being based on revenue and profit contribution, with greater proportionate weighting attributed to revenue achievement. The 2020 executive bonus plan by contrast was based on Non-GAAP operating income performance.

Long-Term Incentive Compensation

2020 Equity Awards. We have historically provided long-term incentives through our 2006 Plan and 2016 Plan. Equity grants have been granted in the past under these plans to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. In recent years, we have granted a mixture of equity award types, including stock options and RSUs. In 2020, we introduced PSUs into our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance against long-term performance goals. Our time-based equity awards generally vest over four years to retain executives and to reward long-term performance, while our newly introduced PSUs are subject to a three-year performance period (January 1, 2020—December 31, 2022) and a three-year vesting period (three years from the grant date). We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases, and in the case of PSUs, are tied to our long-term performance objectives. In the case of RSUs and PSUs, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan primarily focuses on achievement of shorter-term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer-term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee primarily relies on input from two sources to determine the amount of equity awards to be granted: research from the Compensation Committee consultant and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our equity plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive’s position, the executive’s individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and market grant levels by our Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the NEOs, other than himself, with a review of the prior year’s grants as the baseline starting point as well as the individual performance factors demonstrated by such officer over the prior year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Compensation Committee but are typically granted during in-person meetings, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting equity awards based on the timing of disclosure of material information to the public.

In January 2020, our Compensation Committee granted a new hire award of 12,500 RSUs to Mr. Mehta and a new hire award of 12,500 RSUs to Mr. Westhead in connection with their joining the Company. The size of each of these new hire RSU awards was determined based on arms’-length negotiation with the applicable Named Executive Officer. Each new hire RSU award will vest in four equal annual installments on the four anniversaries of the last day of the month the applicable Named Executive Officer was hired, subject to his continuing to be a service provider through such dates.

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In April 2020, as part of our regular annual review cycle, our Compensation Committee granted our NEOs a number of RSUs subject to time-based vesting based on the following anticipated split between time-based RSUs and PSUs (on a share-equivalent basis), with the PSUs to be granted at a later date:

•	Chief Executive Officer: 25% time-based RSUs / 75% PSUs; and

•	NEOs other than the CEO: 75% time-based RSUs / 25% PSUs.

The numbers of annual RSUs granted to our NEOs in April 2020 were as follows:

NEO	RSUs (#)	Grant Date Fair Value ($)
Patrick C.S. Lo	26,250	$653,625
Bryan D. Murray	24,375	$606,938
Vikram Mehta	16,875	$420,188
Michael A. Werdann	18,750	$466,875
Martin D. Westhead	16,875	$420,188

The above RSUs vest over four years from grant, with 25% of the total award vesting on each anniversary of the vesting commencement date.

With respect to the PSU portion of our NEOs’ 2020 equity compensation awards, the Compensation Committee initially contemplated structuring the PSUs to vest based on the Company’s revenue growth and operating margin during 1-year and 3-year performance periods. However, as a result of the significant uncertainties resulting from the ongoing COVID-19 pandemic, including the related severe global economic downturn, our Compensation Committee delayed granting the PSUs in order to consider the appropriate vesting criteria and timing later in 2020. After further reconsideration of the vesting criteria, in July 2020, the Compensation Committee granted PSUs that instead vest based on paid subscriptions at the end of 2022. In doing so, the Compensation Committee determined that the shift to a subscription milestone aligned with the Company’s strategic priorities while partially mitigating challenges in revenue and margin forecasting during the pandemic.

The target number of PSUs granted to our NEOs, in July 2020 were as follows:

NEO	PSUs (#)	Grant Date Fair Value ($)
Patrick C.S. Lo	78,750	$2,222,325
Bryan D. Murray	8,125	$229,288
Vikram Mehta	5,625	$158,738
Michael A. Werdann	6,250	$176,375
Martin D. Westhead	5,625	$158,738

The number of PSUs that will become eligible to vest will not exceed 150% of the target number of PSUs and will be calculated as follows:

Paid Subscriptions at 12/31/2022	PSUs Eligible to Vest (as a % of the Target PSUs)
1,250,000	150%
1,000,000	100%
750,000	50%

If the number of paid subscriptions falls between any of the thresholds above, then the number of PSUs that become eligible to vest will be calculated through linear interpolation between the payout percentages for the two thresholds.

Each NEO’s PSUs that become eligible to vest (if any) will vest on the 3-year anniversary of the date of grant, subject to the NEO’s continued service through that date. In addition, the PSUs are subject to vesting acceleration upon certain terminations of the NEO’s employment, as described further in the “Potential Payments Upon Termination or Change in Control” section below.

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Other Compensation Policies and Information

Retention Bonus

In connection with his hire, we awarded Mr. Westhead a $200,000 retention bonus payable in December 2020, subject to his continued employment. The size of the retention bonus was determined based on arms’-length negotiation with Mr. Westhead.

Employee Benefits and Perquisites

We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, flexible spending accounts, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

Clawback Policy

In order to minimize the risk of undue overpayment of cash bonus amounts and granting excessive equity awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. Subject to the discretion of the Compensation Committee and/or the independent members of the Board, the clawback provision provides for a forfeiture of previously paid cash bonus amounts or previously awarded equity awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual cash bonus award being paid to Named Executive Officer or less of an actual equity award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. The applicable Named Executive Officer would be required to forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma equity award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

Stock Ownership Guidelines

We have also adopted stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own six times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and all unvested RSUs are counted toward the guidelines. As of December 31, 2020, all of our NEOs were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated officers. For tax years beginning before January 1, 2018, remuneration in excess of $1 million may be deducted if it qualifies as “performance-based compensation” within the meaning of Section 162(m).

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that has not been subsequently materially modified.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of NETGEAR and our stockholders.

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Taxation of “Parachute” Payments and Deferred Compensation. We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities, based on the grant date “fair value” of these awards. The application of ASC 718 involves significant judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

ASC 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers, employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

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COMPENSATION COMMITTEE REPORT

The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

GREGORY J. ROSSMANN (CHAIR)

SARAH S. BUTTERFASS

JANICE M. ROBERTS

BARBARA V. SCHERER

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for 2020 (our “Named Executive Officers”), for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)(2)	Option Awards(1)(2)	Non-Equity Incentive Plan Compensation(2)(3)		All Other Compensation		Total
Patrick C.S. Lo, Chairman and Chief Executive Officer	2020	$921,850	$—		$2,875,950	$—	$1,201,494		$3,000	(4)	$5,002,294
	2019	$921,850	$—		$1,596,600	$1,677,166	$—		$22,536		$4,218,152
	2018	$895,000	$—		$2,806,000	$2,372,254	$1,019,604		$3,000		$7,095,858
Bryan D. Murray, Chief Financial Officer	2020	$408,769	$—		$836,225	$—	$347,486		$3,000	(4)	$1,595,480
	2019	$384,422	$—		$532,200	$437,522	$—		$64,958		$1,419,102
	2018	$349,475	$99,850		$591,810	$620,697	$224,172		$3,000		$1,889,004
Vikram Mehta, Senior Vice President, SMB Products and Services	2020	$440,000	$—		$905,550	$—	$299,204		$3,000	(4)	$1,647,754
Michael A. Werdann, Senior Vice President of Worldwide Sales	2020	$512,623	$—		$643,250	$—	$605,577	(5)	$3,000	(4)	$1,764,450
	2019	$495,335	$—		$399,150	$291,681	$296,451	(5)	$79,347		$1,561,964
	2018	$477,411	$95,000		$701,500	$371,309	$316,969	(5)	$3,000		$1,965,189
Martin D. Westhead, Chief Technology Officer, Software	2020	$400,000	$200,000	(6)	$905,550	$—	$272,004		$3,000	(4)	$1,780,554

(1)

The amounts reported in this column represent the aggregate value of the stock awards and option awards granted to the Named Executive Officers, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards and the valuation assumptions for stock options, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. Please see the “Grants of Plan-Based Awards” table below for more information regarding the awards we granted in 2020.

For fiscal year 2020, the amounts shown include grant date fair values of the PSUs granted in fiscal year 2020 at target achievement. Assuming the highest level of performance is achieved, the values of these PSUs, based on the closing price for our common stock on the Nasdaq Global Select Market on the grant date of the PSUs, were as follows: Mr. Lo, $3,333,488; Mr. Murray, $343,931; Mr. Mehta, $238,106; Mr. Werdann, $264,563; and Mr. Westhead, $238,106.

(2)	The amounts set forth in these columns are subject to clawback provisions. Please see “Compensation Discussion and Analysis—Other Compensation Policies and Information—Clawback Policy” above.
(3)

Except as otherwise noted, Non-Equity Incentive Plan Compensation consists of cash paid pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder. These amounts are separate and distinct from any discretionary bonuses that may be noted in the column titled “Bonus” on the table above.

(4)	The amounts represent matching contributions of $3,000 under our 401(k) plan that were earned in 2020 and paid in February 2021.
(5)	The amount represents commissions earned under Mr. Werdann’s annual sales commission plan.
(6)	The amount represents a discretionary retention bonus payment awarded to Mr. Westhead in connection with his employment with the Company.

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Grants of Plan-Based Awards in Fiscal Year 2020

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2020. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick C.S. Lo	1/30/2020	(2)	$—	$1,060,128	$1,590,192
	4/17/2020	(3)							26,250	—	$—	$653,625
	7/17/2020	(4)				39,375	78,750	118,125	—	—	$—	$2,222,325
Bryan D. Murray	1/30/2020	(2)	$—	$306,577	$459,866
	4/17/2020	(3)							24,375	—	$—	$606,937
	7/17/2020	(4)				4,062	8,125	12,187	—	—	$—	$229,288
Vikram Mehta	1/30/2020	(2)	$—	$264,000	$396,000
	1/30/2020	(5)							12,500	—	$—	$326,625
	4/17/2020	(3)							16,875	—	$—	$420,187
	7/17/2020	(4)				2,812	5,625	8,437	—	—	$—	$158,738
Michael A. Werdann	1/1/2020	(6)	$—	$341,748	$1,708,742
	4/17/2020	(3)							18,750	—	$—	$466,875
	7/17/2020	(4)				3,125	6,250	9,375	—	—	$—	$176,375
Martin D. Westhead	1/30/2020	(2)	$—	$240,000	$360,000
	1/30/2020	(5)							12,500	—	$—	$326,625
	4/17/2020	(3)							16,875	—	$—	$420,187
	7/17/2020	(4)				2,812	5,625	8,437	—	—	$—	$158,738

(1)

These amounts represent the grant date fair values of the awards without regard to vesting. For RSUs, the amount represents the grant date fair value of each equity award computed in accordance with accounting guidance under ASC 718. For PSUs, the amount represents the grant date fair value of each equity award at the target payout level computed in accordance with accounting guidance under ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, regarding assumptions underlying the valuation of equity awards.

(2)

These potential payouts for the fiscal 2020 were pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder. The payout that could have been earned by the Named Executive Officers was dependent upon the Company’s level of non-GAAP operating income achieved during 2020 and was subject to reduction by the Compensation Committee based upon the Named Executive Officer’s achievement of his individual objectives. Notwithstanding the foregoing, a bonus is paid under the terms of the Executive Bonus Plan only if the Company achieves a certain level of operating income.

(3)

These RSU awards will vest in four equal annual installments on the four anniversaries of the last day of the grant month, subject to the recipient continuing to be a service provider through such dates.

(4)	These PSU awards will vest at the end of a three-year period if performance conditions are met. The number of PSUs that vest could range from 0% to 150% of the target number of PSUs.
(5)

Represents RSU awards granted to Mr. Mehta and Mr. Westhead in connection with their joining the Company. These awards will vest in four equal annual installments on the four anniversaries of the last day of the hire month, subject to the recipient continuing to be a service provider through such dates.

(6)	Represents the targeted and maximum potential commissions earnings for Mr. Werdann under his 2020 annual sales commission plan.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

			Option Awards				Stock Awards
Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Patrick C.S. Lo	ARLO	2/3/2011	183,303	—	$7.25	2/3/2021	—	$—	—		$—
	ARLO	4/26/2011	73,321	—	$6.80	4/26/2021	—	$—	—		$—
	ARLO	6/6/2012	199,966	—	$6.42	6/6/2022	—	$—	—		$—
	ARLO	5/16/2013	216,983	—	$6.68	5/16/2023	—	$—	—		$—
	NTGR	6/3/2014	99,332	—	$19.32	6/3/2024	—	$—	—		$—
	ARLO	6/3/2014	199,966	—	$6.67	6/3/2024	—	$—	—		$—
	NTGR	6/2/2015	99,332	—	$18.58	6/2/2025	—	$—	—		$—
	ARLO	6/2/2015	199,966	—	$6.42	6/2/2025	—	$—	—		$—
	NTGR	3/24/2016	114,232	—	$23.48	3/24/2026	—	$—	—		$—
	ARLO	3/24/2016	229,961	—	$8.11	3/24/2026	—	$—	—		$—
	NTGR	6/1/2017	99,953	14,279	$25.37	6/1/2027	10,000	$406,300	—		$—
	ARLO	6/1/2017	201,216	28,745	$8.76	6/1/2027	19,803	$154,265	—		$—
	NTGR	1/25/2018	83,294	30,938	$41.67	1/25/2028	20,000	$812,600	—		$—
	ARLO	1/25/2018	167,679	62,282	$14.39	1/25/2028	39,606	$308,531	—		$—
	NTGR	7/19/2019	61,093	111,407	$26.61	7/19/2029	45,000	$1,828,350	—		$—
	NTGR	4/17/2020	—	—	$—	—	26,250	$1,066,538	—		$—
	NTGR	7/17/2020	—	—	$—	—	—	$—	78,750	(5)	$3,199,613
Bryan D. Murray	ARLO	4/18/2013	175	—	$5.65	4/18/2023	—	$—	—		$—
	ARLO	4/22/2014	1,225	—	$6.90	4/22/2024	—	$—	—		$—
	NTGR	4/20/2017	—	—	$—	—	350	$14,221	—		$—
	ARLO	4/20/2017	—	—	$—	—	693	$5,398	—		$—
	NTGR	1/25/2018	—	—	$—	—	700	$28,441	—		$—
	ARLO	1/25/2018	—	—	$—	—	1,386	$10,797	—		$—
	NTGR	4/20/2018	—	—	$—	—	4,000	$162,520	—		$—
	ARLO	4/20/2018	—	—	$—	—	7,921	$61,705	—		$—
	NTGR	8/2/2018	17,382	12,417	$38.32	8/2/2028	—	$—	—		$—
	ARLO	8/2/2018	34,993	24,996	$13.23	8/2/2028	—	$—	—		$—
	NTGR	7/19/2019	5,937	29,063	$26.61	7/19/2029	15,000	$609,450	—		$—
	NTGR	4/17/2020	—	—	$—	—	24,375	$990,356	—		$—
	NTGR	7/17/2020	—	—	$—	—	—	$—	8,125	(5)	$330,119
Vikram Mehta	NTGR	1/30/2020	—	—	$—	—	12,500	$507,875	—		$—
	NTGR	4/17/2020	—	—	$—	—	16,875	$685,631	—		$—
	NTGR	7/17/2020	—	—	$—	—	—	$—	5,625	(5)	$228,544

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			Option Awards				Stock Awards
Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael A. Werdann	ARLO	6/2/2015	4,499	—	$6.42	6/2/2025	—	$—	—		$—
	ARLO	3/24/2016	11,997	—	$8.11	3/24/2026	—	$—	—		$—
	NTGR	6/1/2017	373	2,235	$25.37	6/1/2027	2,500	$101,575	—		$—
	ARLO	6/1/2017	17,996	4,500	$8.76	6/1/2027	4,951	$38,568	—		$—
	NTGR	1/25/2018	13,036	4,843	$41.67	1/25/2028	5,000	$203,150	—		$—
	ARLO	1/25/2018	26,244	9,749	$14.39	1/25/2028	9,902	$77,137	—		$—
	NTGR	7/19/2019	1,250	19,375	$26.61	7/19/2029	11,250	$457,088	—		$—
	NTGR	4/17/2020	—	—	$—	—	18,750	$761,813	—		$—
	NTGR	7/17/2020	—	—	$—	—	—	$—	6,250	(5)	$253,938
Martin D. Westhead	NTGR	1/30/2020	—	—	$—	—	9,375	$380,906	—		$—
	NTGR	4/17/2020	—	—	$—	—	16,875	$685,631	—		$—
	NTGR	7/17/2020	—	—	$—	—	—	$—	5,625	(5)	$228,544

(1)

Reflects equity awards outstanding as of December 31, 2020 and the issuer of the equity awards. On December 31, 2018, in connection with Arlo’s Spin-Off, per the terms of the employee matters agreement between NETGEAR and Arlo, certain outstanding awards granted to Arlo employees and NETGEAR employees under NETGEAR’s equity incentive plans were adjusted to include Arlo awards under Arlo’s equity incentive plans. The grant dates of all Arlo awards listed above reflect the original grant date of the associated NETGEAR award. Following the Arlo Spin-Off, the NETGEAR and Arlo equity awards are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR equity awards immediately prior to the Arlo Spin-Off. For details of the adjustments, refer to the discussion below titled “Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off.”

(2)

25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(3)

These awards are RSUs. These awards will vest in four equal annual installments with the first installment vesting on the last day of the grant month, subject to the individual continuing to be a service provider through such dates.

(4)

These amounts were calculated as the product of NETGEAR’s common stock closing price on the Nasdaq Global Select Market or Arlo’s common stock closing price on the New York Stock Exchange, on December 31, 2020 (the last market trading day in 2020), which were $40.63 and $7.79, respectively, and the number of shares covered by the applicable RSU or PSU award (which, in the case of each PSU award, is at the target level of achievement).

(5)

These awards are PSUs granted in July 2020 that will become eligible to vest based on the number of paid subscriptions at December 31, 2022. Each amount represents the target number of PSUs. For details of these PSU awards, refer to “Compensation Discussion and Analysis- Executive Compensation Practices- Setting the Pay Mix -Long-Term Incentive Compensation.”

Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off

Background. In February 2018, our Board announced its decision to pursue a separation of the Arlo business from NETGEAR. The separation was effected through the contribution of the business, assets and liabilities constituting our Arlo business to a newly formed subsidiary, Arlo Technologies, Inc. (“Arlo”). An initial public offering of newly issued shares of the common stock of Arlo followed in August 2018 (the “Arlo IPO”), and on December 31, 2018, NETGEAR completed a distribution of the shares of Arlo common stock then held by NETGEAR to NETGEAR’s stockholders in a manner generally intended to qualify as tax-free to NETGEAR’s stockholders for U.S. federal income tax purposes (the “Arlo Spin-Off”).

From the time of the Arlo IPO until the Arlo Spin-Off, NETGEAR owned approximately 84.2% of Arlo’s outstanding common stock. In addition, as discussed in more detail below, employee holders of NETGEAR stock options and restricted stock units granted before the Arlo IPO, including our NEOs, generally received additional Arlo stock options and Arlo restricted stock units at the time of the Arlo Spin-Off based on a formula agreed upon between NETGEAR and Arlo. As such, certain information in the Executive Compensation

2021 PROXY STATEMENT	43

Tables includes Arlo-related compensation and Arlo equity awards. Although NETGEAR and Arlo are independent companies following the Arlo Spin-Off, the vesting of Arlo equity awards held by our NEOs is tied to their continued employment by NETGEAR and comprises a material element of their compensation.

Adjustment Mechanics. In connection with the Arlo Spin-Off, all outstanding NETGEAR equity compensation awards were equitably adjusted to reflect the impact of the transaction. The adjustments to each type of award outstanding pursuant to the NETGEAR equity compensation plans was determined in accordance with the terms of the employee matters agreement between NETGEAR and Arlo, dated as of August 2, 2018 (the “employee matters agreement”), and are described below. These adjustments were made effective on December 31, 2018, the date of the Arlo Spin-Off, and are reflected in the applicable portions of the Executive Compensation Tables section below.

•

NETGEAR Options: (1) NETGEAR options granted prior to August 3, 2018 (the “cutoff date”) were converted into both an adjusted NETGEAR option and an Arlo option, (2) NETGEAR options granted on or following the cutoff date were converted solely into adjusted NETGEAR options and (3) NETGEAR outstanding and vested options held by former service providers of NETGEAR were converted solely into adjusted NETGEAR options. The formulas applicable to the foregoing NETGEAR option adjustments are set forth in the employee matters agreement and, in each case, the exercise price and number of shares subject to each option were adjusted to preserve the aggregate intrinsic value of the original NETGEAR option as measured immediately prior to and immediately following the distribution, subject to rounding. Following the Arlo Spin-Off, the NETGEAR options and Arlo options are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR option.

•

NETGEAR RSUs: (1) NETGEAR restricted stock units granted prior to the cutoff date were converted into both an adjusted NETGEAR restricted stock unit covering the same number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off and an Arlo restricted stock unit covering a number of shares of Arlo common stock equal to the number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off multiplied by 1.980295 (subject to rounding), which is the number of shares of Arlo common stock that was distributed in respect of each share of NETGEAR common stock in the Arlo Spin-Off and (2) NETGEAR restricted stock units granted on or following the cutoff date were converted solely into NETGEAR restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award (subject to rounding). The formulas applicable to the foregoing NETGEAR restricted stock unit adjustments are set forth in the employee matters agreement. Following the Arlo Spin-Off, the NETGEAR restricted stock units and Arlo restricted stock units are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR restricted stock units.

Option Exercises and Stock Vested in Fiscal Year 2020

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Name	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO
Patrick C.S. Lo	218,713	—	$2,987,984	$—	43,048	55,544	$1,162,745	$176,378
Bryan D. Murray	10,000	—	$113,999	$—	8,050	6,040	$227,099	$17,395
Vikram Mehta	—	—	$—	$—	—	—	$—	$—
Michael A. Werdann	17,197	—	$138,126	$—	11,250	14,854	$305,038	$50,504
Martin D. Westhead	—	—	$—	$—	3,125	—	$126,969	$—

(1)

The value realized on exercise equals the difference between the sale price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange, at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)

The value realized on vesting equals the closing price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. In May 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of

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the participant’s compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant’s plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination. In 2020, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2020.

Name	Executive Contributions in 2020(1)	Registrant Contributions in 2020	Aggregate Earnings in 2020(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2020
Patrick C.S. Lo	$478,653	$—	$453,616	$—	$4,252,096	(3)
Bryan D. Murray	$—	$—	$—	$—	$—
Vikram Mehta	$—	$—	$—	$—	$—
Michael A. Werdann	$—	$—	$—	$—	$—
Martin D. Westhead	$—	$—	$—	$—	$—

(1)	The amounts reported here are reported as compensation to such Named Executive Officer in the Summary Compensation Table above.
(2)

None of the earnings in this column are included in the 2020 Summary Compensation Table because they are not preferential or above market. The amount includes dividends, interest and change in market value.

(3)

The disclosures in the fiscal years of 2018 and 2019 inadvertently included other participants’ amounts. For Mr. Lo, contributions and aggregate earnings should have been $447,067 and $31,191 for fiscal 2018, and $460,615 and $286,665 for fiscal 2019. The aggregate balance at December 31, 2018 should have been $2,572,547 and the aggregate balance at December 31, 2019 should have been $3,319,827.

Potential Payments Upon Termination or Change in Control

In the event of a change in control:

•

all equity awards issued under our 2016 Plan will be treated as determined by the administrator of the plan and will not automatically vest unless the successor corporation does not assume or substitute for the awards; and

•

with respect to the PSUs granted to our NEOs in July 2020, the performance goal will be deemed to be satisfied at 100% of the target level if the performance period has not already ended, and (1) if the successor corporation does not assume or substitute for the PSUs, 100% of the PSUs that have become eligible to vest will vest immediately before the change in control, or (2) if the successor corporation assumes or substitutes for the PSUs, 100% of the PSUs that have become eligible to vest will vest either (A) on the vesting date, if the NEO continues service through that date, or (B) upon a termination of the NEO’s employment prior to the vesting date either (w) by us other than for cause, (x) due to the NEO’s death, (y) due to the NEO’s disability, or (z) by the NEO for good reason. The vesting acceleration triggered by a termination by us other than for cause or by an NEO for good reason will be conditioned upon the execution and non-revocation of a release of claims.

In addition, we have entered into change in control and severance agreements with each of our Named Executive Officers. Although each executive officer’s employment is and will continue to be at-will, as defined under applicable law, and may be terminated by either us or the executive officer at any time with or without cause, these agreements provide for change in control and severance benefits for the executive officers under specified circumstances.

Upon a termination without cause or resignation with good reason that occurs more than one month prior to or more than 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	cash severance equal to his annual base salary, and, for Mr. Lo, an additional amount equal to his target annual bonus;

•	12 months of health benefits continuation; and

•	accelerated vesting of any unvested equity awards (other than the PSUs granted in July 2020) that would have vested during the 12 months following the termination date.

Upon a termination without cause or resignation with good reason that occurs during the one month prior to or 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	cash severance equal to a multiple (2x for Mr. Lo and 1x for all other NEOs) of the sum of the NEO’s annual base salary and target annual bonus/commission;

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•	a number of months (24 for Mr. Lo and 12 for other NEOs) of health benefits continuation; and

•	accelerated vesting of all outstanding, unvested equity awards (other than the PSUs granted in July 2020).

Severance will be conditioned upon the execution and non-revocation of a release of claims. The change in control and severance agreements do not provide for any excise tax gross ups. If the merger-related payments or benefits of the NEO are subject to the 20% excise tax under Section 4999 of the tax code, then the NEO will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome for the NEO.

All unvested equity awards issued under our 2016 plan and subject to time-based vesting will become fully vested if an NEO ceases to be a service provider as a result of the NEO’s disability or death.

The vesting of the PSUs granted to each NEO in July 2020 will be accelerated upon the following terminations of the NEO’s employment:

•	if a change in control has not occurred and an NEO’s employment is terminated due to his death before the end of the performance period, 100% of the NEO’s target number of PSUs will vest; and

•

if a change in control has not occurred and either (1) after the end of the performance period but before the vesting date, an NEO’s employment is terminated due to his death, or (2) before the vesting date, an NEO’s employment is terminated by us due to his disability, a number of PSUs will vest equal to the actual number of PSUs that would have become eligible to vest based on actual achievement of the performance goal had the NEO’s employment not been terminated.

Payments Upon Termination Due to Death or Disability

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company was terminated by us due to death or disability, assuming (1) the date of the triggering event was December 31, 2020, and (2) in the case of a termination that occurs before a change in control and is either (A) a termination due to death that occurs after the end of the performance period for the PSUs granted to our NEOs in July 2020 but before the vesting date of the PSUs or (B) a termination due to disability, the actual achievement of the performance goal for the PSUs will be at 100% of the target level:

Name	Value Realized from Equity Acceleration ($)(1)	Total ($)
Patrick C.S. Lo	$9,556,020	$9,556,020
Bryan D. Murray	$2,649,153	$2,649,153
Vikram Mehta	$1,422,050	$1,422,050
Michael A. Werdann	$2,199,011	$2,199,011
Martin D. Westhead	$1,295,081	$1,295,081

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market or Arlo’s common stock closing price on the New York Stock Exchange, on December 31, 2020 (the last market trading day in 2020), which were $40.63 and $7.79 for NETGEAR and Arlo shares, respectively, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

Payments Upon Termination Without Cause or Resignation for Good Reason More Than One Month prior to or More Than One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, more than one month prior to or more than one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2020.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($)(1)(2)	Total ($)
Patrick C.S. Lo	$1,981,978	$21,543	$6,019,318	$8,022,839
Bryan D. Murray	$414,810	$32,863	$1,107,108	$1,554,781
Vikram Mehta	$440,000	$32,863	$526,890	$999,753
Michael A. Werdann	$520,198	$32,863	$1,016,276	$1,569,337
Martin D. Westhead	$400,000	$32,863	$526,890	$959,753

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market or Arlo’s common stock closing price on the New York Stock Exchange, on December 31, 2020 (the last market trading day in 2020), which were

46	2021 PROXY STATEMENT

$40.63 and $7.79 for NETGEAR and Arlo shares, respectively, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.
(2)

These amounts include the accelerated vesting of PSUs granted to our NEOs in July 2020. If the termination occurs before a change in control, that vesting acceleration will not apply, and the PSUs will immediately forfeit. In that case, the value realized would be $2,819,705 for Mr. Lo; $776,989 for Mr. Murray; $298,346 for Mr. Mehta; $762,338 for Mr. Werdann; and $298,346 for Mr. Westhead.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Month prior to or One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, within one month prior to or one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2020.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($) (1) (2)	Total ($)
Patrick C.S. Lo	$3,963,956	$43,086	$9,556,020	$13,563,062
Bryan D. Murray	$725,918	$32,863	$2,649,153	$3,407,934
Vikram Mehta	$704,000	$32,863	$1,422,050	$2,158,913
Michael A. Werdann	$866,997	$32,863	$2,199,011	$3,098,871
Martin D. Westhead	$640,000	$32,863	$1,295,081	$1,967,944

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market or Arlo’s common stock closing price on the New York Stock Exchange, on December 31, 2020 (the last market trading day in 2020), which were $40.63 and $7.79 for NETGEAR and Arlo shares, respectively, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

(2)

These amounts include the accelerated vesting of PSUs granted to our NEOs in July 2020. If the termination occurs before a change in control, that vesting acceleration will not apply, and the PSUs will immediately forfeit. In that case, the value realized would be $6,356,407 for Mr. Lo; $2,319,034 for Mr. Murray; $1,193,506 for Mr. Mehta; $1,945,073 for Mr. Werdann; and $1,066,537 for Mr. Westhead.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure and solicitation of our employees by a terminated executive officer for specified periods of time.

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2020 annual total compensation of our CEO Mr. Lo is $5,002,294, the 2020 annual total compensation of our median compensated employee is $115,833, and the ratio of these amounts is approximately 43 to 1. For these purposes, we calculated the annual total compensation of our CEO and our median employee according to the requirements of Item 402(c)(2)(x) of Regulation S-K.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of December 31, 2020, identified based on our payroll record. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the actual annual salary or wages paid, bonus or commissions earned for the year ended December 31, 2020, and the value of the annual equity awards granted during 2020.

2021 PROXY STATEMENT	47

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2003 Plan (which expired in April 2013), the 2006 Plan (which expired in April 2016), the 2016 Plan, and the 2003 Employee Stock Purchase Plan. In May 2020, the Company adopted amendments to the 2016 Plan which increased the number of shares of the Company’s common stock that may be issued under the 2016 plan by an additional 2.0 million shares.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (a)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))
Equity Compensation Plans approved by security holders	1,332,869	(1)(2)	$27.86	2,977,675	(3)(4)
Equity Compensation Plans not approved by security holders	—		$—	—
Total	1,332,869		$27.86	2,977,675

(1)

Includes 7,138 shares subject to options outstanding under the 2003 Plan, 434,214 shares subject to options outstanding under the 2006 Plan, 891,517 shares subject to options outstanding under the 2016 Plan, and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Excludes 1,583,732 shares subject to RSUs and 141,250 shares subject to PSUs outstanding that were issued under the 2016 Plan.
(3)	Includes 2,566,157 shares available for future issuance under the 2016 Plan and 411,518 shares available for future issuance under the 2003 Employee Stock Purchase Plan.
(4)

Forfeited awards will return to the 2016 Plan and will again become available for issuance. With respect to the following RSUs, each RSU is counted as 1.58 shares: (i) for RSUs under the 2006 Plan, each RSU granted or forfeited on or after June 6, 2012, and (ii) for RSUs granted under the 2016 Plan before May 28, 2020, each such RSU granted or forfeited. The 1.58 conversion rate has already been incorporated in the calculation. For PSUs, the number of shares available for future issuance is reduced by the number of PSUs at the maximum level of achievement until the actual number of PSUs that become eligible to vest is determined, at which time any PSUs that do not become eligible to vest are immediately forfeited and returned to the pool of shares available for future issuance.

48	2021 PROXY STATEMENT

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 29, 2021 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of March 29, 2021, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 30,757,875 shares of our common stock outstanding as of March 29, 2021. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned(7)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(1)	4,870,455	—	4,870,455	15.8%
The Vanguard Group, Inc.(2)	3,097,432	—	3,097,432	10.1%
Victory Capital Management Inc.(3)	2,712,089	—	2,712,089	8.8%
Dimensional Fund Advisors LP(4)	1,698,835	—	1,698,835	5.5%
Named Executive Officers and Directors:
Patrick C.S. Lo(5)	431,513	527,337	958,850	3.1%
Bryan D. Murray	3,680	29,554	33,234	*
Vikram Mehta	—	4,218	4,218	*
Michael A. Werdann	3,862	22,206	26,068	*
Martin D. Westhead	2,044	4,218	6,262	*
Sarah S. Butterfass	—	3,720	3,720	*
Laura J. Durr	1,544	7,977	9,521	*
Jef T. Graham	5,000	7,977	12,977	*
Bradley L. Maiorino	10,729	7,977	18,706	*
Janice M. Roberts	9,361	7,977	17,338	*
Gregory J. Rossmann	20,272	7,977	28,249	*
Barbara V. Scherer(6)	20,040	7,977	28,017	*
Thomas H. Waechter	18,283	7,977	26,260	*
All current directors and executive officers as a group (19 persons)	593,534	908,121	1,501,655	4.7%

*	Less than one percent of our outstanding shares of common stock
(1)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2021, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 4,796,372 shares and sole power to dispose or to direct the disposition of 4,870,455 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

2021 PROXY STATEMENT	49

(2)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2021, by The Vanguard Group Inc. (“Vanguard Group”). Vanguard Group has shared power to vote or direct to vote of 31,590 shares, sole power to dispose of or to direct the disposition of 3,041,318 shares and shared power to dispose or to direct the disposition of 56,114 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(3)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2021, by Victory Capital Management Inc. (“Victory Capital Management”). Victory Capital Management has sole power to vote or direct the vote of 2,678,089 shares and sole power to dispose or to direct the disposition of 2,712,089 shares. The address of Victory Capital Management is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

(4)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2021, by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). Dimensional Fund Advisors has sole power to vote or direct the vote of 1,630,614 shares and sole power to dispose or to direct the disposition of 1,698,835 shares. The address of Dimensional Fund Advisors is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)

Shares beneficially owned by Mr. Lo include (1) 278,468 shares held by the Patrick and Emily Lo Revocable Trust dated 4-7-99, (2) 147,668 shares held by the education trusts of Mr. Lo’s children and Mr. Lo is a co-trustee of each such trust, and (3) 5,377 shares held of record by Mr. Lo.

(6)

Shares beneficially owned by Ms. Scherer include (1) 1,000 shares held by William S. & Barbara V. Scherer Trust, UAD 10/26/2000, Barbara Scherer & William S. Scherer TTEE’s trust, and (2) 19,040 shares held of record by Ms. Scherer.

(7)

The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of March 29, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2020 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, with the exception of a late Form 3 and Form 4 (reporting one transaction) filed on October 16, 2020, on behalf of Sarah S. Butterfass, and a late Form 4 (reporting sixteen transactions) filed on October 22, 2020, on behalf of David Henry.

50	2021 PROXY STATEMENT

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

PATRICK C.S. LO

SARAH S. BUTTERFASS

LAURA J. DURR

JEF T. GRAHAM

BRADLEY L. MAIORINO

JANICE M. ROBERTS

GREGORY J. ROSSMANN

BARBARA V. SCHERER

THOMAS H. WAECHTER

Dated: April 15, 2021

2021 PROXY STATEMENT	51

LEGAL MATTERS

Forward-Looking Statements. This proxy statement contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: NETGEAR’s future operating performance and financial condition, including expectations regarding continued revenue growth, profitability and cash generation; expectations regarding continuing market demand for the Company’s products and the Company’s ability to respond to this demand; the timing, distribution, sales momentum and market acceptance of recent and anticipated new product and service introductions that position the Company for growth and market share gain; and expectations regarding NETGEAR’s paid subscriber base growth. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including the following: uncertainty surrounding the duration and impact of the global COVID-19 pandemic; future demand for the Company’s products may be lower than anticipated; the Company may be unsuccessful, or experience delays, in manufacturing and distributing its new and existing products; consumers may choose not to adopt the Company’s new product and service offerings or adopt competing products or services; the Company may be unable to continue to grow its number of registered users, its number of registered app users and/or its paid subscriber base; product performance may be adversely affected by real world operating conditions; the Company may fail to manage costs, including the cost of developing new products and services and manufacturing and distribution of its existing offerings; the Company may fail to successfully continue to effect operating expense savings; changes in the level of NETGEAR’s cash resources and the Company’s planned usage of such resources, including potential repurchases of the Company’s common stock; changes in the Company’s stock price and developments in the business that could increase the Company’s cash needs; fluctuations in foreign exchange rates; and the actions and financial health of the Company’s customers, including the Company’s ability to collect receivables as they become due. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part I - Item 1A. Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on February 16, 2021. Given these circumstances, you should not place undue reliance on these forward-looking statements. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Website References. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Use of Trademarks. NETGEAR and the NETGEAR logo are trademarks of NETGEAR, Inc. or its subsidiaries.

*	All other product and company names herein are or may be trademarks of their respective owners.

52	2021 PROXY STATEMENT

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date NETGEAR, INC. 350 EAST PLUMERIA DRIVE SAN JOSE, CA 95134 ATTN: CORPORATE SECRETARY VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/26/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NTGR2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/26/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Patrick C. S. Lo 1b. Sarah S. Butterfass 1c. Laura J. Durr 1d. Jef T. Graham 1e. Bradley L. Maiorino 1f. Janice M. Roberts 1g. Gregory J. Rossmann 1h. Barbara V. Scherer 1i. Thomas H. Waechter The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000508018_1 R1.0.0.177

NETGEAR Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com NETGEAR, INC. Annual Meeting of Stockholders May 27, 2021 10:00 AM Pacific Daylight Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Patrick C. S. Lo and Bryan D. Murray, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/NTGR2021, at 10:00 AM, PDT on May 27, 2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000508018_2 R1.0.0.177